EXHIBIT 12.1
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                                                BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES
                                         Computation of Ratio of Deficiency of Earnings to Fixed Charges
                                     Period                                                                     Pro Forma <F1>
                                      from                                                            ------------------------------
                                  November 10,                                        Three Months                     Three Months
                                     1993 to          Year Ended December 31,             Ended         Year Ended         Ended
                                   December 31,   ---------------------------------     March 31,      December 31,      March 31,
                                      1993              1994              1995            1996             1995            1996
                                ----------------  ----------------  ---------------  ---------------  ---------------  -------------

Earnings: Loss before income
tax and minority interests....    $   (205,000)    $ (3,975,000)    $(10,636,000)    $ (7,163,000)    $(18,759,000)    $ (7,655,000)

Add: Fixed charges ...........               0          693,000        3,820,000        3,875,000        4,161,000        3,897,000

Earnings .....................        (205,000)      (3,282,000)      (6,816,000)      (3,288,000)     (14,598,000)      (3,758,000)

Fixed charges:
   Interest expense...........               0          693,000        3,704,000        3,835,000        4,045,000        3,857,000
   Amortization of debt
     expense .................               0                0          116,000           40,000          116,000           40,000
                                ----------------------------------------------------------------------------------------------------
   Fixed charges..............               0          693,000        3,820,000        3,875,000        4,161,000        3,897,000

Ratio of earnings
to fixed charges .............            --               --               --               --               --               --

Deficiency of earnings
available to cover
fixed charges ................        (205,000)      (3,975,000)     (10,636,000)      (7,163,000)     (18,759,000)      (7,655,000)

- ---------------


<F1> Pro forma data gives effect to the merger with BTC (which occurred on
     January 2, 1996) and the City Signal Acquisition (which occurred on January 31, 1996). See the Unaudited Pro Forma Combined Consolidated Statements of Operations included on pages F-3 and F-4 of the Prospectus.

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